UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO

SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the U.S. Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:	Emerging Growth and Dividend Reinvestment Fund

Address of Principal Business Office (No. & Street, City, State, Zip Code):

One Gateway Center, Suite 2600

Newark, New Jersey 07102

Telephone Number (including area code): 1-973-277-4239

Name and address of agent for service of process:

Franklin Ogele

One Gateway Center, Suite 2600

Newark, New Jersey 07102

Copy to:

Franklin Ogele, Esq.

Franklin Ogele, P.A.

One Gateway Center, Suite 2600

Newark, New Jersey 07102

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes ☒   No ☐

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Newark, New Jersey on the  8th day of June 2023.

Attest:	/s/ Franklin Ogele
Name:	Franklin Ogele
Title:	President and Principal Executive Officer

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